Biomet, Inc.

April 30, 2013

Exhibit 5.2

April 30, 2013

Biomet, Inc.

56 East Bell Drive

Warsaw, Indiana 46582

Re:	Biomet, Inc. - A/B Exchange Offer with respect to $1,825,000,000 principal amount of 6.500% exchange senior notes and $800,000,000 principal amount of 6.500% exchange senior subordinated notes

Ladies and Gentlemen:

We have acted as special Florida counsel to Biomet 3i, LLC, Biomet Microfixation, LLC and Biomet Florida Services, LLC, each a Florida limited liability company (collectively, the “Florida Guarantors”), solely for the purpose of issuing this letter in connection with (i) a registration statement on Form S-4 to be filed by Biomet, Inc., an Indiana corporation (the “Issuer”), and the Florida Guarantors and certain other direct or indirect subsidiaries of the Issuer (such subsidiaries, together with the Florida Guarantors, the “Guarantors”), on or about the date hereof (the “Form S-4 Registration Statement”) with the U.S. Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the offering of up to (1) $1,825,000,000 in aggregate principal amount of 6.500% Senior Notes due 2020 and (2) $800,000,000 in aggregate principal amount of 6.500% Senior Subordinated Notes due 2020 (collectively, the “Exchange Notes”) which are stated to be guaranteed by the Guarantors pursuant to the Indentures (as defined below), in exchange for certain outstanding securities of the Issuer and Guarantors, as described in the Form S-4 Registration Statement (the “Exchange Offer”) and (ii) a registration statement on Form S-1 to be filed by the Issuer and the Guarantors on or about the date hereof (the “Form S-1 Registration Statement” and, together with the Form S-4 Registration Statement, the “Registration Statements”) with the U.S. Securities and Exchange Commission for the purpose of registering the Exchange Notes under the Securities Act in connection with market-making activities of an affiliate of the Issuer as described in the Form S-1 Registration Statement. This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Capitalized terms used in this letter but not otherwise defined shall have the respective meanings set forth in the Registration Statements. This letter is limited to the matters expressly stated herein. No opinions are to be inferred or implied beyond the opinions expressly stated below.

This letter has been prepared and is to be construed in accordance with the “Report on Third-Party Legal Opinion Customary Practice in Florida, dated December 3, 2011” issued by

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April 30, 2013

the Legal Opinions Standards Committee of the Business Law Section of The Florida Bar and the Legal Opinions Standards Committee of the Real Property, Probate and Trust Law Section of The Florida Bar (the “Report”). The Report is incorporated by reference into this letter. For purposes of construing the Report, the “Client” as referenced in the Report is each of the respective Florida Guarantors.

Members of our firm involved in the preparation of this letter are licensed to practice law in the State of Florida, and we express no opinion with respect to the effect of any law other than the laws of the State of Florida.

We note that the Opinion Documents, as hereinafter defined, provide that they are governed by the laws of the State of New York. Without limiting the generality of the limitations in the previous paragraph, we express no opinion regarding matters of the laws of the State of New York, and we express no opinion regarding the legality, validity, binding effect or enforceability of the Exchange Notes, any of the Opinion Documents, or any of the other agreements and other documents that are executed and/or delivered in connection with the Exchange Offer or other transactions contemplated under the Opinion Documents (the Opinion Documents and all of the other foregoing agreements and documents are sometimes collectively referred to herein as the “Transaction Documents”), whether under the laws of the State of New York or under any other law. Such matters are covered by the opinion of Cleary Gottlieb Steen & Hamilton LLP addressed to you and dated as of the date of this letter. Furthermore, in rendering the opinions set forth below, we have assumed, with your permission, that (i) each of the Transaction Documents is the legal, valid and binding obligations of each of the parties thereto and is enforceable against each of the parties thereto, and (ii) the Exchange Offer and the other transactions contemplated under the Opinion Documents are legal, valid, binding and enforceable.

Documents Reviewed

In rendering the opinions set forth below, we have reviewed, among other things, originals or copies of documents which have been represented to us as true copies of the following documents, dated on or as of the date hereof unless otherwise stated:

(i)	An executed copy of the Senior Notes Indenture, dated as of August 8, 2012 (the “Senior Notes Indenture”), among Biomet, Inc., the Guarantors listed therein and Wells Fargo Bank, National Association, as Trustee, including the form of Exchange Notes to be issued pursuant thereto;

(ii)	An executed copy of the Senior Subordinated Notes Indenture, dated as of October 2, 2012 (the “Senior Subordinated Notes Indenture”), among Biomet, Inc., the Guarantors listed therein and Wells Fargo Bank, National Association, as Trustee, including the form of Exchange Notes to be issued pursuant thereto; and

(iii)	An executed copy of the First Supplemental Senior Notes Indenture, dated as of October 2, 2012 (together with the Senior Notes Indenture, the Supplemental

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April 30, 2013

Senior Notes Indenture and the Senior Subordinated Notes Indenture, the “Indentures”), among Biomet, Inc., the Guarantors listed therein and Wells Fargo Bank, National Association, as Trustee, including the form of Exchange Notes to be issued pursuant thereto.

The Indentures include the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”). The documents described in Paragraphs (i) through (iii) above are collectively referred to herein as the “Opinion Documents.” We express no opinion as to any document not specifically described above.

In addition, we have, with your permission, relied upon the following other statements, documents and certificates (collectively, the “Corporate Documents”):

(a)	the Articles of Organization of Biomet 3i, LLC, dated February 28, 2008, that are attached to the Omnibus Officer’s Certificate of the Florida Guarantors dated as of the date hereof (the “Officer’s Certificate”) and delivered to this firm and attached hereto as Exhibit A;

(b)	the Articles of Organization of Biomet Florida Services, LLC, dated February 28, 2008, as amended May 18, 2012, that are attached to the Officer’s Certificate;

(c)	The Articles of Organization of Biomet Microfixation, LLC, dated February 28, 2008, that are attached to the Officer’s Certificate;

(d)	the Operating Agreement of Biomet 3i, LLC, dated February 28, 2008, as amended and restated on March 22, 2013, that is attached to the Officer’s Certificate;

(e)	the Operating Agreement of Biomet Florida Services, LLC, dated February 29, 2008, as amended and restated on March 22, 2013, that is attached to the Officer’s Certificate;

(f)	the Operating Agreement of Biomet Microfixation, LLC, dated February 28, 2008, that is attached to the Officer’s Certificate (collectively with the documents described in (a) through (e) above, the “Charter Documents”);

(g)	two written consents, dated July 25, 2012 and September 18, 2012, respectively, of the board of managers of each of the Florida Guarantors, that are attached to the Officer’s Certificate, relating to the Indentures;

(h)	the written consent of the board of managers of each of Biomet 3i, LLC and Biomet Florida Services, LLC, each dated March 22, 2013, relating to the Indentures;

(i)	the Registration Statements;

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April 30, 2013

(j)	a Certificate of Status for each of the Florida Guarantors issued by the Florida Secretary of State on April 26, 2013 (collectively, the “Certificates of Status”); and

(k)	the Officer’s Certificate.

In rendering the opinions set forth herein, we have relied, with your approval, as to factual matters that affect the opinions, solely on our examination of the Opinion Documents and the Corporate Documents, and the statements, representations and warranties contained in the Opinion Documents and in the Corporate Documents and have made no independent verification or investigation of or inquiry regarding the facts contained or asserted to be true or correct in any of the Opinion Documents or the Corporate Documents. Without limiting the foregoing, with your approval: (i) except for the Charter Documents, the Opinion Documents, the Certificates of Status and the Officer’s Certificate, we have not reviewed the minute books, minutes, resolutions, member agreements, voting trusts or other similar agreements, or other limited liability company documents of the Florida Guarantors or any of their respective members, as applicable; and (ii) we have not verified whether or not all of the steps in the organization, the chain of elections of officers or managers, the issuances and transfers of membership interests, and/or the adoption of and/or amendments to any of the articles of organization or operating agreements of any of the Florida Guarantors, or comparable matters applicable at the time of or since the formation of the Florida Guarantors, were performed in accordance with applicable law in effect when the actions were taken (and/or were taken in a regular and continuous manner), and we have relied on the presumption of regularity and continuity of such steps in rendering our opinions set forth in this letter.

As special Florida counsel to the Florida Guarantors, our engagement has been limited to the representation of the Florida Guarantors in connection with the opinions set forth below in this letter. We have not generally represented the Florida Guarantors or the Issuer in their business activities and are not familiar with the full nature and extent of such activities. Accordingly, there may exist matters of a legal or factual nature involving the Florida Guarantors or the Issuer in connection with which we have not been consulted and which could affect the opinions rendered herein.

Assumptions

In our examinations of the Opinion Documents and the Corporate Documents and in rendering the opinions set forth herein, in addition to those assumptions, qualifications, limitations and exceptions set forth in the Report and the assumptions, qualifications, limitations and exceptions contained elsewhere in this letter, we have, with your consent, assumed without investigation (and we express no opinion regarding) the following:

A. that the Transaction Documents have been executed and delivered by individuals who are legally competent to do so who did not violate any fiduciary or other duties owed by them;

Biomet, Inc.

April 30, 2013

B. that (i) all representations and warranties and other statements and assertions of fact referred to in the Transaction Documents, the Corporate Documents and all other documents reviewed are true and (ii) all signatures are genuine;

C. that with respect to each of the parties to the Transaction Documents (other than with respect to the Florida Guarantors):

i. none of the execution, the delivery or the performance of any of the Transaction Documents by any such party will result in any violation of or be in conflict with or constitute a default under the articles of organization, operating agreement, charter, bylaws or other organizational or other governing documents of such party, or any agreement, document or instrument to which such party is a party, or any law or governmental rule or regulation applicable to such party;

ii. no such party is, nor will the execution and/or of any of the Transaction Documents cause any such party to be, in violation of any order, judgment or decree of any court, arbitration or governmental authority, the consequences of which violation would affect any of the Transaction Documents or the Exchange Offer; and

iii. such party is not subject to any special laws, regulations or other restrictions that are not generally applicable to parties participating in transactions of the type contemplated by any of the Transaction Documents;

D. that, with respect to the Transaction Documents, there have been no misrepresentations, material omissions of fact or deceit by any party executing any of the Transaction Documents; and

E. that all of the obligations of the parties to be performed and complied with pursuant to the Transaction Documents prior to or on the date hereof have been duly performed and complied with in all material respects.

Opinions

Based upon and subject to the assumptions, qualifications, limitations and restrictions set forth in this letter and/or in the Report, as of the date hereof, we are of the opinion that:

1. The Florida Guarantors are limited liability companies formed under the Florida Limited Liability Company Act, and their limited liability company status is active.

2. The Florida Guarantors have the limited liability company power to perform their respective obligations under the Indentures and the Guarantees.

3. The Florida Guarantors have authorized the execution, delivery, and performance of each of the Indentures by all necessary limited liability company action.

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April 30, 2013

Nothing contained in this letter shall be deemed to be an opinion other than those set forth in numbered Paragraphs 1 through 3 which immediately precede this paragraph.

We express no opinion as to any Federal securities laws and regulations administered by the Securities and Exchange Commission, state securities or “blue sky” laws and regulations, foreign securities laws and regulations, and any other similar laws or regulation. In addition, without limiting any of the limitations that are set forth in the Report, we express no opinion as to any Federal, State, local or other laws, regulations or judicial or administrative decisions concerning or regulating tax, employment, land use, banking or antitrust matters or the healthcare industry.

In rendering the opinions set forth in Paragraph 1 above, we have relied solely upon the Certificates of Status.

In rendering the opinions set forth in Paragraphs 2 and 3 above, we have relied solely upon the Corporate Documents.

The opinions expressed in this letter are rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur prior to or subsequent to such date. In addition, we specifically disclaim any undertaking or obligation to advise you of changes that hereafter may be brought to our attention. Furthermore, the opinions provided herein are provided as legal opinions only and not as a guarantee or warranty of the matters discussed herein.

This letter is furnished solely in connection with matters relating to the Opinion Documents. Our opinions herein shall not be quoted or otherwise included, summarized or referred to in any publication or document, in whole or in part, for any purpose whatsoever, or furnished to any person without our prior written consent; provided, however, that we consent to the use of this opinion as an exhibit to the Registration Statements and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of each of the Registration Statements. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Gunster, Yoakley & Stewart, P.A.

Gunster, Yoakley & Stewart, P.A.

MVM/MHN/GLS